Exhibit 99.1

Chico's FAS, Inc.	CHS	Q1 2021 Earnings Call	Jun. 8, 2021
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants
David M. Oliver – Interim Chief Financial Officer & Senior Vice President Finance-Controller, Chico’s FAS, Inc.
Molly Langenstein – Chief Executive Officer, President & Director, Chico’s FAS, Inc.

Other Participants
Dana Lauren Telsey – Analyst, Telsey Advisory Group LLC
Susan Anderson – Analyst, B. Riley Securities, Inc.
Marni Shapiro – Analyst, The Retail Tracker

MANAGEMENT DISCUSSION SECTION
Operator: Welcome to Chico’s FAS first quarter 2021 conference call and webcast. All participants will be in listen-only mode. Please note this call is being recorded. I would now like to turn the call over to David Oliver, interim CFO and SVP Controller. Mr. Oliver, please go ahead sir.

David M. Oliver, Interim Chief Financial Officer & Senior Vice President Finance-Controller, Chico’s FAS, Inc.
Good morning and welcome to the Chico’s FAS first quarter 2021 conference call and webcast. Molly Langenstein, our CEO and President, also joins me today. For reference, our earnings release can be found on our website at www.chicosfas.com and under Press Releases on the Investor Relations page. Today’s comments will include forward-looking statements regarding our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speaks only as of today’s date. You should not unduly rely on these statements.

Important factors that could cause actual results or events to differ materially from those projected or implied by our forward-looking statements are included in today’s earnings release, our SEC filings and the comments made on this call. We disclaim any obligation to update or revise any information discussed on this call, except as may be otherwise required by law. Now, I’ll turn the call over to Molly.

Molly Langenstein, Chief Executive Officer, President & Director, Chico’s FAS, Inc.
Thank you, David and good morning, everyone. Our first quarter results underscore the tremendous progress we are making in our turnaround strategy, the power of our three unique brands and being a digital-first, customer-led company. The strong Q1 performance across all three brands was fueled by our significant improvement in product and marketing. Our momentum started in Q4 2019, temporarily stalled by the pandemic, is now back on track to deliver meaningful growth in the years to come. Total first quarter sales grew 38% over last year spurred by Soma’s extraordinary sales growth of 65% as well as fantastic customer response to Chico’s and White House Black Market which drove 31% growth in our apparel brands.

We delivered meaningful year-over-year gross margin and SG&A rate improvement. And our balance sheet is strong with ample cash and liquidity and strategically lean inventories. We drove much higher gross margin by dramatically reducing the number of promotional days. Not only did Soma post a 65% sales growth over last year’s first quarter, comparable sales grew a remarkable 39% over the first quarter of 2019. Soma is well on its way to delivering an incremental $100 million in sales this year.

According to NPD research data, Soma outpaced the market leader in growth in bras, panties and sleepwear, excluding sports bras, for the last 12 months. These powerful results give us confidence that Soma will continue to take meaningful share of the US intimate apparel market and explode into a billion-dollar brand by 2025. The business strategies put in place in Soma around inventory, product, marketing and digital are working. And we have every confidence applying the same strategies at Chico’s and White House Black Market will continue the apparel sales momentum.

Exciting things are happening at Chico’s and White House Black Market and in the first quarter the apparel brands posted faster sell-through rates and higher maintained margins than in 2019. This is proof that our marketing efforts are increasingly more compelling and that our elevated product and styling are truly resonating with our customers. Our first quarter results underscore the tremendous progress we’re making on the five strategic priorities that I shared last quarter.

Let me take a few minutes to update you on each. Number one, continuing our ongoing digital transformation. Over the last two years, we have successfully transformed into a seamless digital-first, customer-led model for all three of our brands, making major strategic investments in talent and technology. These efforts are paying off as year-over-year first quarter digital sales grew a very healthy 13.4%. All three brands’ digital sales grew year-over-year. Customers using our proprietary digital tools, Style Connect and MyCloset, are more engaged and have our highest conversion rates. These tools fueled 10% sequential multichannel customer growth and these customers spend more than three times a single-channel customer.

Number two, further refining product through styling, fabric and innovation. At each of our brands, we’re laser focused on our customer and on continually elevating our product in order to increase our market share and drive results. Innovation and creating comfortable, beautiful solutions are core in the Soma brand. Our products serve our customers’ lifestyles and promote health including a great night sleep. Aloe-infused Restore and Cool Nights are two great examples. We continually innovate and introduced three new bras during the quarter exceeding sales expectations.

In both our apparel brands, we changed the styling of the product to more closely align with the customer. We embraced the comfort culture and developed innovative fabric, and technology to provide comfort features shifting her from sweats to fabrics with ease. We are very encouraged by what we are seeing.

At Chico’s, she loves our core franchise bottoms and woven and knit tops in new fabrics. At White House Black Market, new elevated casual in denim and tops are popular as she is buying coordinating outfits and dresses are once again at the top of her list for both apparel brands.

Number three, driving significant increased customer engagement through digital storytelling. Our enhanced marketing is driving brand awareness, generating traffic, and acquiring new customers through social media engagement and creative storytelling. Newly acquired customers are being retained at a meaningfully higher rate than in fiscal 2019. The year-over-year average age of new customers dropped 10 years at Chico’s. At Soma, the average age dropped 8 years and at White House Black Market, the average age dropped slightly. These stats reinforce the runway for all three brands.

At Soma, we are growing the customer base. One in three new customers is under 34, resulting from our more inclusive branding and evolved product assortment. Our brands use digital storytelling, the use of social influencers and building upon our organic social efforts and why to buy communication are some of the ways we are working to elevate our marketing and reach new customers. Our weekly Facebook live events for example are driving significant engagement compared to industry benchmarks.

Number four, maintaining our operating and cost discipline. Our biggest Q1 accomplishment was the strength in full price sales and corresponding reduced promotions. Our on-hand inventories are strategically lean and receipts are disciplined. On-hand inventory levels which were down 29% versus last year’s first quarter and down 21% compared to the first quarter of 2019 drove more full price sales and generated a solid gross margin in the first quarter. Scarcity of product, improved product, and social proofing are driving a sense of urgency for customer purchasing. These factors should continue to strengthen gross margin performance.

And number five, delivering higher productivity in our real estate portfolio. Stores continue to be an integral part of our strategy, because data shows that digital sales are higher in markets where we have a retail presence. We also will support store growth where the investment delivers profitable returns. Soma is a great example of that. We have successfully opened 30 Soma shop-in-shops inside Chico’s stores. These started opening in February and we will have 47 opened by mid June. These shop-in-shops are exceeding plans, driving brand awareness and generating both store and digital sales in markets where Soma is not represented.

At the same time, we continue to rationalize and tighten our real estate portfolio for higher store profitability standards. We will continue to shrink our store base to align with these standards, primarily as leases come due, lease kickouts are available, or buyouts make economic sense. We have lease flexibility with nearly 60% of our leases coming up for renewal or kickouts available over the next three years.

We anticipate closing 13% to 16% of our remaining store fleet over the next three years with 40 to 45 of those closures occurring in fiscal 2021. Our standalone boutiques outperformed those in regional enclosed malls by about 7 percentage points. Accordingly, the vast majority of closures are expected to be mall based with a skew towards Chico’s and White House Black Market stores.

Now, let me turn the call over to David to update you on our financial performance.

David M. Oliver, Interim Chief Financial Officer & Senior Vice President Finance-Controller, Chico’s FAS, Inc.
Thanks, Molly. First quarter net sales totaled $388 million, compared to $280 million last year. This 38.4% increase reflects a 13.4% increase in digital sales and recovery in store sales as our stores were temporarily closed last year. Looking at first quarter compared to 2019, comparable sales declined 22% with Soma up 39%, and the apparel brands down 33%. Total Company on-hand inventories for the first quarter compared to 2019 were down 21%, with Soma up 13% and the apparel brands down 35%, illustrating the strategic investments in Soma’s growth and our turnaround strategy in apparel.

We reported a net loss of $8.9 million, or $0.08 per diluted share, compared to a net loss of $178 million or $1.55 per diluted share last year, which included $135 million, or $1.17 per diluted share, and significant after-tax non-cash charges. Our gross margin was 32.7%, compared to negative 4% last year. The prior-year margin included the impact of significant non-cash inventory write-offs and store asset impairments. This year we meaningfully expanded our margin rate as a result of disciplined inventory control, strategically reduced promotions, and more full price selling.

SG&A expenses for the first quarter totaled $134 million, just a modest uptick from the first quarter last year when our stores were closed for approximately half of the quarter. We have continued our cost discipline and reduction initiatives, generating lower SG&A expense dollars and rate than the first quarter of fiscal 2019, and a sequential improvement in both dollars and rate over the fourth quarter of fiscal 2020.

Our balance sheet remains very solid. We ended the first quarter with over $102 million in cash and marketable securities, and borrowings on our $300 million credit facility remained unchanged from fiscal year-end at $149 million. Our financial position and liquidity continue to be bolstered by strong digital performance across all brands, improving retail store sales, and a significant leaner expense structure that better aligns cost with sales. In addition, our balance sheet reflects a federal income tax receivable of approximately $55 million that we expect to realize in the summer of fiscal 2021. We anticipate building cash throughout fiscal 2021.

Regarding first quarter cash flows, cash used in operating activities were $4.4 million. This use reflects the impact of more than $15 million in outflows for residual rent settlements from our fiscal 2020 real estate rent abatement and reduction initiatives, as well as reductions in extended supplier payment terms implemented last year.

On the real estate front, in March we launched phase 2 of our lease renegotiation process with A&G Real Estate Partners. We have secured commitments from landlords of approximately $10 million of additional rent abatements and reductions, the majority of which will be realized in fiscal 2021. This is in addition to the $65 million abatements and reductions negotiated last year. On a cash basis, approximately $20 million of those savings are expected to be realized this year.

We expect to close up to a total of 330 stores from the beginning of fiscal 2019 through the end of fiscal 2023. In the first quarter of fiscal 2021, we closed nine stores and we ended the quarter with 1,293 boutiques.

Now, let me turn to our outlook. We expect continued improving demand throughout the year for Chico’s FAS. And we also realize there is economic uncertainty as we continue to emerge from the pandemic. We do, however, believe it is appropriate to provide some high-level outlook expectations for fiscal 2021. We expect consolidated year-over-year net sales improvement in the 28% to 34% range, gross margin rate improvement of 18 to 20 percentage points over last year, SG&A as a percent of sales down 500 to 600 basis points year-over-year and income tax expense of approximately $500,000.

I’ll now turn the call back over to Molly.

Molly Langenstein, Chief Executive Officer, President & Director, Chico’s FAS, Inc.
Thank you, David. Before I conclude my remarks, I would like to briefly address the Barington Group’s public letter and press release that was issued yesterday. We are committed to making all appropriate actions to improve performance and drive shareholder value and we look forward to continuing to engage with our shareholders to discuss our progress.

Our turnaround is on track, and we’re uniquely positioned to build on our first quarter momentum, improve our operating performance and generate shareholder value over the long term. We have an exciting future ahead.

We will not be making further comments on the content of Barington’s statement or our shareholder conversations at this time. The purpose of today’s call is to discuss our earnings results and we ask that you keep your questions focused on this topic.

With that, we can open up the call to Q&A. Operator?

QUESTION AND ANSWER SECTION
Operator: Thank you. At this time, we will be happy to take your questions. [Operator Instructions] And today’s first question comes from Dana Telsey with Telsey Advisory Group. Please go ahead.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Good morning, everyone. Nice to see the progress and the continuing progress on Soma. As you think about the marketing that you’ve put in place to elevate the styling and product at Chico’s and White House Black Market, how do you see the path of top line and margin evolving there? And can you just give us any further update and expanding on inventory given the freight and port congestion disruptions? Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yes. Good morning, Dana, and first of all let’s address the apparel. Our turnaround strategies are on track and we’re not simply bouncing back from COVID. We are retooling a company that had six years of decline in specifically the apparel brands. And we’re being methodical and strategic about that. So the inventory discipline and the sales accordingly because of what we are doing in marketing, we feel confident of what’s happening from the customer response. In particular, you can see as the business opened up and vaccines were aggressively being put out into the marketplace that our sales were improving and starting particularly in the March period. And we have seen that growth from March through May.

So we’re pleased with the results that we’re seeing in apparel and keeping our inventories disciplined, as we continue to put our turnaround strategies in place and taking the disciplines that we’ve learned from Soma to put into the apparel brands. That will drive top line sales and margin because we’re keeping our inventories tight. So that we can continue to drive – maintain margins which right now are back to historical highs.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you. And on...

<A – Molly Langenstein – Chico’s FAS, Inc.>: And you asked me about supply chain.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Exactly.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yes. Sorry, Dana.

<Q – Dana Telsey – Telsey Advisory Group LLC>: No.

<A – Molly Langenstein – Chico’s FAS, Inc.>: In terms of supply chain, yes, we are experiencing headwinds. We are not fully out of COVID. There are problems to overcome and cost pressures in the supply chain, sourcing, production, logistics, fulfillment and also the tightening in labor markets. So we’ve done several things to mitigate these pressures.

We are expanding our third-party footprint. We have identified alternative port strategies. We’ve adjusted our product lifecycle calendar actually up four weeks to adjust to some of these headwinds. We are also shifting to air when it’s critical. We’re partnering with suppliers for alternative countries of production and we are continuing to keep our inventories lean so that regular price can continue to drive solid gross margin to absorb these escalating operating costs.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

Operator: And our next question today comes from Susan Anderson with B. Riley. Please go ahead.

<Q – Susan Anderson – B. Riley Securities, Inc.>: Hi, good morning. Nice to see the improvement in the business. I was curious if you could talk about the margins and how you thnk about them longer term. It looks like the gross margin guidance puts you a little bit below 2019 gross margin levels. So I’m curious if you think you can get back to those 2019 levels or would you need sales to get back to the 2019 levels to get there? And then what other levers on margins can you pull to get closer to the historical levels?

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you, Susan. The biggest factor for margin, as you look back in the many years, has been our over-purchasing and having too much inventory and having to be too promotional. So we are very disciplined in how we are managing, in particular, our apparel margins. We look at this as that we are in the middle of our turnaround. And this really is our second quarter of positive improvement on top of the Q4 improvement that we had in 2019 before the COVID pause.

So we are learning from what the customer is responding to in our assortments. And keeping our inventories lean allows us to have dramatic reduction in promotions and ability to be able to build very thoughtful promotions inside the business that are category and item-specific versus being entire inventories, just as there was just too much inventory flooded in the market. So we feel that we’re very disciplined.

So, we’ve been conservative in terms of how we’re projecting the outlook because, as many of you have pointed out, we don’t really know if part of the euphoria in Q1 is – how sustainable that is going to be, so we feel that being disciplined is the right approach as we move forward, but the expectation in what we’re seeing in the business, in particular as we closed April and May, that the margin should continue to be very healthy as it relates back to historical highs.

<Q – Susan Anderson – B. Riley Securities, Inc.>: Great. And then just on the inventory levels, it looks pretty lean across the brands. It sounds like maybe there is even some more demand than you had supply. Can you maybe talk about those areas where you wish you had more inventory and then also, are there still some areas that remain high maybe in the more fashionable apparel or workwear? And then also if you could talk about maybe your ability to chase to try and fulfill that demand or is the supply chain situation with the backup at the ports kind of hindering that? Thanks.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Sure. The apparel product that’s selling indicates optimism and excitement. Actually, our customers are emotionally responding to color print and novelty at a very high level, and we see strong categories are in wovens and dresses. Also, we have strong business across bottoms in the denim pants and short categories in both apparel brands. And we see where we’ve integrated new fabric that have a touch of cool or that antimicrobial hand or we’ve included technology into our bottoms so that they are more comfortable. All of those are working across the apparel brands.

The beauty right now, Susan, is that we don’t have a category that we’re overstocked in. So we are lean and tight across each one of our categories and classifications and see positivity in the business and very, very lean clearance inventories as a comparison to 2019, so that all bodes well. In Soma where we’ve made investments because of the size intensity of that business and also the launch of new bras, we are very pleased with the performance that we are seeing and the growth that we’re continuing to get. And our sales continue in all three brands to outperform the investment in our inventory.

And as it relates to being able to chase inventory, we had said at Q4 that we felt that we would be having our inventories at Q1, we’re going to be down 30% in apparel and up more than 30% in Soma. So you can see based upon where our on-hand inventories have ended, that we have been chasing goods because the sales have been better than we had forecasted. So, so far, by changing the PLC calendar four weeks and really keeping a very close eye on vessel versus air and also being able to manipulate the ports, we’ve been able to stay on top of a really challenging situation. But we know that there are additional headwinds in front of us in terms of as the year unfolds, so, we’re staying very close to it and moving up as many of our buys as we can, to stay on top of the inventory to flow it to sales.

<Q – Susan Anderson – B. Riley Securities, Inc.>: Great. That sounds good. And then if I can just add one last one. I assume you saw the sales accelerate throughout first – as you went throughout the first quarter. I’m curious if that momentum’s continued into second quarter or if you’ve even see it accelerate as more and more people get vaccinated and people are starting to get out particularly as the weather has broken out? Thanks.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yes, Susan, that’s exactly what we are seeing. In particular – the two apparel brands in particular are for women. We don’t have a team business so in comparison to other retailers you have to look at how the woman is spending her time and how she was vaccinated and you saw it both in NPD data and NRF data that the apparel business really started to open up the second week in March once most people had their second shot. And it started to continue to escalate after that time. We definitely saw that in the business.

If you isolate the March through May period, we saw a difference in our Q1 results being down 17% as compared to being down 22%. So it was really that first five, six weeks of the quarter that were still pretty depressed, and where we saw the business opening up overall in the apparel brands and the Soma momentum continued, so we are expecting that to continue as we get into the summer months and into the back half of the year. So, we’re very encouraged.

<Q – Susan Anderson – B. Riley Securities, Inc.>: Great. That’s very helpful. Thanks so much and good luck the rest of the year.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you, Susan.

Operator: And our next question today comes from Marni Shapiro with Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: Hey, guys. Congrats. Great improvement. I guess a couple of follow-ups on some of the questions. Could you talk a little bit about some of the delivery delays. I know White House was having some issues and so – I think it was in the fourth quarter. Could you talk a little bit about the impact it had to the brands in the stores during the first quarter? And is it pretty much cleaned up for the second quarter and going forward?

And then if you could also just touch on Soma’s business continues to be outstanding, obsessed, they look amazing. Could you talk about what percentage of those shoppers are sticky, like, coming back, repeat shoppers coming back time after time, if you have that data? I don’t even know if you do.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yes. Deliveries, yeah, I think every single one of us has been plagued with supply chain challenges and unfortunately we are not out of that yet. It’s been a whole host of different challenges that we’ve experienced whether -and none of it actually has been factory related.

Our factories and our deliveries have been on time. It’s all been on vessel capacity, vessel sailing times, port delays, the lack of chassis in the US to be able to get trucks to our DC. So every single leg of the supply chain post our suppliers has had some kind of issue along the way.

So the short answer is that for the moment, yes, we have cleaned up and done, and mitigated everything that we’ve experienced so far so that we feel that we’ve got a very strong hold on the supply chain moving forward. However, I say that with caution as there is still a lot of headwinds that are in front of every single function of the stuff that’s coming into the ports. So we are staying very closely aligned to it. I would say that probably everybody in the organization said they know more about supply chain today than they’ve ever known. But it’s a critical piece in terms of keeping the flow moving and keeping fresh goods to our customer to keep them engaged. So today we feel confident that we’ve made all the right decision but we’re staying very close to it Marni.

<Q – Marni Shapiro – The Retail Tracker>: Okay. And just Soma...

<A – Molly Langenstein – Chico’s FAS, Inc.>: And as it relates to Soma, actually yes, we are seeing within Soma that our customer is also fiercely loyal. We know that in Chico’s the customer stays with us 13 years and White House 9 years but in Soma she stays with us 6 years, and we’re finding that some of the typical buying patterns for intimate apparel being less frequent are a little more frequent as we expand our bra menu and we really offer a lot of different options for her because we feel that the bra in particular is a very sticky category. And you need a wardrobe of them, you don’t need just one for all the different wearing occasions. So we are encouraged by what we’re seeing on the frequency of the shopper within Soma.

<Q – Marni Shapiro – The Retail Tracker>: That’s fantastic. Best of luck in the summer guys.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you, Marni.

Operator: Thank you. This concludes our question-and-answer session. I would like to turn the call back over to Molly Langenstein for closing comments.

Molly Langenstein, Chief Executive Officer, President & Director, Chico’s FAS, Inc.
Thank you, Rocco. Our turnaround is on track and we are uniquely positioned to build on our first quarter momentum, improving our operating performance and generating shareholder value over the long term. We have an exciting future ahead. Thank you so much for your interest in Chico’s FAS and for joining us today. We look forward to speaking with you again in August for our second quarter call.

Operator: This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines and have a wonderful day.